Exhibit 107
Calculation of Filing Fee Table

Form S-8
(Form Type)

American Financial Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum aggregate offering price	Fee Rate	Amount of Registration Fee
Other	Deferred Compensation Obligations (1)	457(o)	$100,000,000 (2)	100%	$100,000,000	0.0001102	$11,020
Total Offering Amounts					$100,000,000		$11,020
Total Fee Offsets
Net Fee Due							$11,020

(1)
The Deferred Compensation Obligations are unsecured obligations of American Financial Group, Inc. (the “Registrant”) to pay up to $100,000,000 of deferred compensation from time to time in the future, in accordance with the terms of the American Financial Group, Inc. Deferred Compensation Plan Amended and Restated as of January 1, 2022 (the “Plan”).

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. The amount of deferred compensation obligations registered is based on an estimate of the amount of compensation participants may defer under the Plan.